EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of WorldGate Communications, Inc. on Form S-8, File Nos.: 333-167109, 333-159619 and 333-58346 and on Form S-3, File No. 333-143323 and 333-137216 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 5, 2011, with respect to our audits of the consolidated financial statements of WorldGate Communications, Inc. as of December 31, 2010 and 2009 and for the years then ended and our report dated April 5, 2011 with respect to our audit of the effectiveness of internal control over financial reporting of WorldGate Communications, Inc. as of December 31, 2010, which reports are included in this Annual Report on Form 10-K of WorldGate Communications, Inc. for the year ended December 31, 2010.

/s/ Marcum LLP

Marcum LLP
New York, New York
April 5, 2011